Exhibit 99

Titan International Inc. Announces the Retirement of Chief Operating Officer

QUINCY, Ill. - October 9, 2008 - Ernest Rodia will retire as Titan’s chief operating officer on October 31, 2008.
Rodia came to Titan in 2005 after a 37-year career with Goodyear Tire and Rubber Company, where he retired as vice president of global engineering and manufacturing technology.
“Ernie led Titan’s team on the development of our super giant radial tires. This project was an unbelievable task that was completed in record time,” said Titan Chairman and CEO Maurice M. Taylor Jr. “Fortunately, he will stay on with Titan as a consultant as we go forward. Production has begun on the super giant tires, so now Ernie can move into a supervisory role and be available to work with me on new special projects. I have personally enjoyed his excitement in this entrepreneurial environment. If I was working on the project for 16 hours, Ernie was right there with me,” said Taylor. “I also believe we made him a little bit younger these past three years, and he’s trained a great group of young engineers to continue the development of new tires.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489